                                                                                                                                                                                                                                                                         Exhibit 99.3

From: Costabile, Tom
To: Bailey, Clarke
Sent: Tue Nov 25 19:06:07 2008
Subject: RE: Highly Confidential: Follow Up

Clarke,

I have read your email of November 20, 2008 and confirm that I am 100% committed to EDC LLC and my working with the team to ensure the successful completion of the Sapphire transaction. Last week was a very challenging week, which was compounded by the physical move of our offices.  I will ensure that I am fully informed and focused  concerning all material matters and will continue to access the latest financial data and the details of the IT roadmaps enabling me to report relevant information in a timely and accurate manner.

Regarding the storage locker and contents, I have emptied the locker and closed the account. There were 4 file boxes of old EDC files which I delivered to your office. I recycled a box of old EDC stationary, a box of old EDC envelopes and a box of EDC holiday cards. There was also a box with an old HP scanner and a box with the projector, both of which I have brought into the office. The other contents of the locker were 2 file boxes with my files from Warner and Sony. Some of this data was used to develop the original EDC strategy. Also in the locker were the pictures from my office on the 23 floor of 825 Eighth Avenue. I recycled the files from Warner and Sony and most of the pictures. As discussed, I paid for the storage fees for September, October and November.

I know and trust that you recognize the importance of our working together in a cooperative and positive Manner and with your guidance I look forward to our bringing the Sapphire transaction to a successful conclusion.

I am ready to meet on Wednesday at your convenience.

Tommy

_____________________________________________
Thomas Costabile
President and Chief Operating Officer
Entertainment Distribution Company
1755 Broadway, 4th Floor
New York, NY 10019
212-331-2770
Tom.costabile@edcllc.com